EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-32453, 333-37498, 333-102249, 333-105174 and 333-133706 on Forms S-8 of our reports dated February 28, 2008, relating to the consolidated financial statements and consolidated financial statement schedule of ChoicePoint Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share Based Payment” effective January 1, 2006, SFAS No. 158 “Employer Accounting for Defined Pension and Other Post Retirement Benefit Plans” effective December 31, 2006, FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” effective January 1, 2007, and the Company’s signing of an agreement and plan of merger on February 20, 2008 to sell the Company) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 28, 2008